OPTIMIZERx CORPORATION

Moderator: Craig Stewart

November 16, 2012

12:00 p.m. ET

Good day everyone and welcome to the OPTIMIZERx Incorporated Third Quarter 2012 Earnings release conference call. Just as a reminder, today's conference is being recorded. This will be a 30 minute call with a potential for questions after the discussions. A transcript will be available for 90 days for those interested parties who want a copy. Please contact Miss Gabrielle Sabatini in our Rochester, Michigan headquarters. The office number is on our press release. Now, for opening remarks and introductions, I would like to turn the conference over to Mr. Craig Stewart, who is an Investor Relations Advisor for the company. Please go ahead, Mr. Stewart.

Craig Stewart: Thank you operator, and thanks everyone for joining us today for a review of the company's Third Quarter fiscal performance and a general update on their business prospects going forward. Joining us today on the call will be Mr. David Harrell, the Chairman of OPTIMIZERx, and Mr. David Lester, the CEO and President of the company.

As required, I'm going to read the safe harbor language to begin the call. This conference may contain certain forward-looking statements within the definition of Section 27A of the Securities Act of 1933 as amended in Subsection 20(1)(e) of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words "potentially", "estimate", "possible" and "seeking" and similar expressions identify forward-looking statements which speak only as to the date the statement was made.

The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and natural results could differ materially from set forth and contemplated by or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include but are not limited to, the effective government regulation, competition and other material rifts.

With that said, for opening comments, I'd like to now turn the call over to Mr. David Harrell, the Chairman of the company. David.

David Harrell,: Thank you, Craig and thank you everyone for taking the time out of your day and spend with us and listen to our updates on OPTIMIZERx. We're very, very excited with the progress that we have, and it's hoped, Dave and I will outline, again we feel very, very excited about 2013 and are continuing to grow. So at this point I will introduce to you David Lester, who is our CEO of the corporation.

David Lester: Thank you, David. Welcome, everybody. Good afternoon, good morning, wherever you may be. I want to take this opportunity to review our Third Quarter financial results for OPTIMIZERx. Our total revenue reported for the three months ending September 30, 2012, was $453,153, which represented an increase of $261,561 or 136% increase from the prior year period. Our total revenue reported for the nine months ending September 30th, 2012, was $1,297,980.00, which represents an increase of $512,370.00, or 65% increase over the prior year period.

Our increase in revenue for both the three and nine months endings September 30th, 2012 as compared to the prior year periods is a result of the ramping up of more promotional programs and transactions within the sample and the application and this will be further discussed later on the call.

Our operating expenses decreased over the period to $559,305.00 for the three months ending September 30th, 2012, from $600,760.00 for the three months ending September 30th, 2011. Operating expenses decreased to $1,781,257.00 for the nine months ending September 30th, 2012 from $1,855,695.00 for the nine months ending September 30th, 2011. Again, you see that we have made substantial effort at controlling or decreasing our costs. Primary costs and expenses are allocated to payroll, benefits, depreciation, amortization and continued research and development within the organization.

Our net losses for the three months ending September 30th, 2012 was $106,174.00, compared to a net loss of $1,870,504.00 for the three months ending September 30th, 2011. Although reported on a quarterly loss, it's subtracting the non-cash expenses of stock options, warrants and stock issued depreciation and amortization considerations, net income for the period would have been $285.00 for the three months ending September 30th, 2012.

Net loss for the nine months ending September 30th, 2012 was $482,969.00 compared to a net loss of $2,027,619.00 for the nine months ending September 30th, 2011. For the above-stated considerations for subtracting the non-cash based expenses, our net loss would be $54,775.00 for the nine months ending September 30th, 2012.

OPTIMIZERx Corporation continues to make great strides and increasing revenues and controlling our costs. We have seen our overall performance increase and based on generated prescriptions with coupons that are distributed through our and SampleMD application. We have seen the utilization of our SampleMD application for the three months ending September 30th, 2012, equaling a total of 89,324 coupons generated. That's an increase of nearly three times from the prior period in 2011.

For the nine months ending September 30th, 2012, we've seen the utilization of the SampleMD application generated prescriptions with coupons, totaling over 169,000, an increase of 110,000 over the same period for 2011. Obviously, we're ecstatic at the performance of this application and the acceptance of the industry to utilize our solution.

At this point, I want to turn over the further business discussion to Dave Harrell, who will talk further about our business and give you an opening perspective on the activities from this quarter. David?

Dave Harrell: Thank you, David. What I'd like to focus on is a couple of key areas. I'd like to talk about our partnership updates, followed by our technology and innovation and then our key marketing and branding activities that we've done within the last 90 days.

Number one, it's very exciting to announce to you that we continue to accelerate our existing and new partnerships with all of our key partners and many new ones. And this includes starting with DrFirst. Many of you know that DrFirst is the nation's largest leading e-prescribe platform provider but you may have recognized in the press release that we have partnered with them to create not just an eCoupon solution, but a much broader and very comprehensive patient adherence solution.

In doing this, as DrFirst announced, they looked at best-in-class capabilities and we were chosen not only for our eCoupon functionality and proven technology, but for other capabilities too, including the ability to insert our eVITEREP® capability, which I'm going to speak to. In terms of this, we are the exclusive eCoupon provider for not only Dr. First, but this expanding Patient Advisor. And in addition to that, it gives us very, very exciting partnership opportunities with very large organizations starting with (KRAMES Staywell).

(KRAMES Staywell) is the largest patient education media company in the United States. They currently are integrated in all of the major EHRs and provide a major gateway opportunity for us to expand within additional EHRs. They have outstanding content. Every major -- American Cancer Society, American Diabetes Association, there's not one major health organization, and most likely any health system that doesn't use at some level their patient education.

Again, it gives us an outstanding opportunity to leverage not only within the Patient Advisor, but within their existing clienteles too to additionally add our EQ funds.

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The other leg of the stool is Adheris, which is part of Inventiv Health, which is a $2 billion multi-channel huge agency that again is working with us in our technology. Just as an example, Adheris has brought within the last 30 days a major program for Lipitor, which was the largest prescribed brand for 2011. So we're very, very excited about what these partnerships bring in addition to DrFirst.

The Patient Advisor program is really exciting again, because it really gives an answer to all of our, a standard answer to all of our pharmaceutical clients, as well as EHRs that we mutually serve. By providing our integration within the coupon along with the ability to provide education, ongoing adherence programs, both in the office and when they leave through our partnership with Adheris, this really expands our multiple reach and our multiple value proposition.

The EHRs, currently DrFirst is over 200 EHRs, but they have a huge expansion program now that the Patient Advisor is moving forward, and we're going to assist with that as well. So it's a very, very exciting opportunity, and we have completed the integration for that. The Patient Advisor will begin to be rolled out in First Quarter and to their existing [Rcopia] and again of equal importance, this will be through DrFirst and all of the partner support, in major engagements will all major EHRs that were not currently working with us.

In regards to AllscriptsPRO, we're very pleased to tell you we have completed on time our integration. Next week is the first live promotion of our programs and we expect this to be a very, very strong channel. However, they are initially starting to have the doctor opt in so it will be a slower ramp, but they're committed that they're going to get all additional 25,000 on board by First Quarter of next year.

In terms of our new technology, one of the biggest challenges to pharmaceutical manufacturers certainly is to minimize financial barriers like we're addressing with the eCoupon, but additionally, the aspect that the rep has been so limited to accessing the office as well as the physician, we have recognized and put a significant amount of resources to creating proprietary technology called (eVITEREP®). (eVITEREP®) will allow instant access for a doctor to a) invite a representative, b) determine what they want to speak to or what they may want, including drug samples, and c) provide the times that they are available.

From that technology, we will then be able to mirror up with our database, that respective manufacturer to ensure that that representative invite goes out as well as tracking success of actually that call happening. It's a huge opportunity for us, and we're very excited. We have introduced it this quarter, and we are going to put significant marketing opportunities around that and the feedback from the pharmaceutical community is a), this is a fantastic module that they're interested in learning and testing and b), it just shows again that SampleMD is on the forefront of expanding solutions beyond just an EQ fund.

Additionally, as part of eVITEREP®, we have the ability to also set up a live chat. So as a physician, if they don't still want to have necessarily immediate access to the representative or don't, they will be able to provide a large chat, which they can in essence enter to a question, be it typing it in, or actually through the click of a button be able to talk to somebody live. So again, this is going to be something we're aggressively pursuing, both within the Patient Advisor's calls or our existing platform partners. And in the end, we're all about combining more resources that the doctors and patient needs right within the doctor's electronic workflow.

Other marketing opportunities. It's very exciting that we have just done a major campaign, a full-page ad in Pharma Exec, and it's a full page ad, and we'll have it on our website too, for anybody that wants to look at that. It just shows a very strong connection between our 300 EHRs as well as the pharmaceutical manufacture support. And in essence, we've also in the last quarter, really moved towards positioning ourselves as an expert, not only in the technology that we have innovatively brought forth, but even our own expertise in taking best practices and sharing them with multiple manufacturers so that they can maximize not only their reach but additional ways to better support doctors and patients.

And in doing that, I've been a keynote speaker for two events. One was the ACE conferences for Allscripts, which was in essence a forum that all the pharmaceutical manufacturers had attended, and which we spoke not only on our success within the EQ funding market, but we're going to scale this up beyond Allscripts? What are the challenges and the key opportunities?

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It was extremely well received. And additionally, we just did our own conference with the MedAd news people as well that had over 200 pharmaceutical manufacturers and agencies actually enrolled and as part of that, we had a participation with CMI, which is one of the leading research companies that a), identified what exactly doctors are needing and b) our core integrating them again within the electronic prescribing workflow.

A couple of key points that are again further justifying our model, is the number one thing that they want within their EMRs is the ability to order sample, vouchers and coupons. The next thing follows, education that's unbiased, hence our partnership with (Krames), and fourth on the list is to be able to access educational support including through representatives.

So clearly, we are listening to the needs of the physicians that we aim to serve and we're applying our technology and expertise to doing that. And so, in essence, additionally we're clearly developing standards for the organization, too. We've had the ability now, to over the last two years really understand not only the needs of the pharmaceutical manufacturers, but in some cases, the limitations of what the EHRs have on their to do it, and have developed extremely tight factors such as omitting any specialty, that it is not allowed to receive any promotional vehicle, such as a pediatrician for something that's not indicated for a pediatric patient, and as well as our ability to ensure that any other special needs are met, such as overlays if it it's a black box warning that's being recognized before you can print the coupon.

These are things that, again, to you, don’t mean probably that much, but to getting through the very lengthy medical legal process has been everything in terms of our ability to not only take our partnership and our technologies but certainly in essence listen to the pharmaceutical clients and apply them across multiple EHRs, through our single platform.

So again, we're very, very excited as we turn into 2013 about our continued escalation, both in utilization as well as our continued financial performance as we head in. We're not making any statements in terms of projecting any type of specific revenues, but again, we feel that we have all the key elements in place, as a SAS model and the fact of our increased distributions that we're finalizing now, position us extremely well for an exciting 2013.

So I thank everybody for taking the time here, and we do have some limited time for questions at this point.

Operator:At this time, if you would like to ask a question, press star, then the number one on your telephone keypad. We will pause for just a moment to compile the Q & A roster. Again, if you would like to ask a question, press star, one. Your first question is from the line of Brian Marks, Zacks Investment.

(Brian Marks): ...Congratulations on the progress that you've made.

David Harrell:Thank you, Brian.

Brian Marks:The coupon metrics that you talked about are those prints or redemptions?

David Harrell:Well, I think we recognized that we've increased our distributions three-fold from Third Quarter of this year compared to Third Quarter of last year, and that is distributions. I think that our redemptions follow on the same path, though I don't know if we have that specific data.

Again, as you, we're moving our business model -- or as you may know I should say -- from the redemption model, we've converted most of our contracts over onto a cost per distribution model. There's two value points that we bring. Not only do we help the patient more likely start and stay on their medication by filling due to removing the number one barrier to accessing medication, which according to the New England Journal of Medicine is financial barriers.

But secondly, we feel we have a very strong influence in terms of the value proposition that the pharmaceuticals, manufacturers that we represent make to the doctor, by making it very clear which brands have these types of savings and education support from ones that don't. So that's why we are moving towards the cost per distribution moving forward.

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There is some discussion of maybe doing a matrix of both, but in the end, it would only be based on the fact that it might be advantageous for our company.

(Brian Marks):Okay, so does that mean you get paid for the set-up fees still or no?

David Harrell:Absolutely. So we still get set-up fees, reporting fees. One of the things I failed to -- I'm glad you brought that up -- because we are launching in December an actual live dashboard that we're going to give to all of our manufacturers so they can log in and see in real time how many times a doctor viewed an offer, how many times it was distributed, either via electronic or though the pharmacy or printed for the patient, and any cancels of doctors opting out.

Additionally, we do have the ability to tie the redemption information in too, from the adjudication back in company and we can really do some great ratios that have never been able to be determined in the industry, such as what is the distribution to redemption ratios, how is one region performing versus the other, and what's interesting too, is that we've expanded our technology, that we actually have the ability now, not that we would want to do this, but to actually serve a different patient support offer for every single doctor in the United States if we wanted to set that up.

In other words, what this means is we can allow the pharmaceutical manufacturers to not only provide different price points and savings programs to look at the impact, the patient fill rate, the doctor prescribing, versus what they're paying out. But additionally, you can use a different content and patient education, etc. This is extremely unique to the industry versus, hey how many do we pre-print and how much does it cost to send the 2 million pre-printed vouchers until it pays out and hopefully don't know anything until it's actually redeemed, which pre-printed it's less than 2 to 3% of the time.

So again, we're empowering pharmaceutical manufacturers to really look at how can we best not only serve the patient, but protect their margins.

(Brian Marks):Can you talk about what percentage of revenue is coming from distribution currently versus the set-up fees?

David Harrell:I don't have the exact breakdown. I think the distribution is becoming the bigger part, the dominant part and it will certainly in 2013 be the dominant part.

(Brian Marks):Any idea of how many -- the percentage of physicians that have access to SampleMD, the percentage that are using it?

David Harrell:Well, I don't have the specific figures, but what's really interesting is we have launched Diovan in the Third Quarter which is a huge drug, so we have the higher percentage of, since it's so automated, doctors are using is than ever before. I don't have the specific answers but it really comes down to because it's so automated, a) how many doctors are we integrated with and what offers can we serve each one?

And by getting the bigger Diovan, and we're pleased to announced in this call too, we're now moving -- Lilly has just signed, we are the middle-ware company right now for Lilly on all other vouchers and co-pays moving forward for both 2013 as well as 2014. So for example, Cymbalta alone would actually, there's over 450,000 electronic prescriptions that are being generated within our existing platform is one example.

So to answer that question, that's escalating just as quick as the distribution based on not only our increase of reach with doctors, but as we start moving to the greater -- more offers, but not only is it more offers, but the right offers from large brands.

(Brian Marks):And Dave, when you bring out a new drug, you talked about the Cymbalta, in the preparatory remarks you talked about Lipitor, when you bring on a new drug is that brought on throughout the whole distribution platform? So for example, DrFirst versus the other e-prescribers.

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David Harrell:And that's a great question. We're moving now towards enterprise-wide agreements, number one. So we used to have maybe one or two products. And the second thing is as they see our success, they initially had to limit it to certain health systems, throughout elements of 2012, and in this case, for example, Lilly, they wanted us to open it up on all channels, and how big can we get, how quick can we get with expanding into other EHRs.

So they're all moving from more of a selective geographical base to recognizing from the value that we're able to generate our ability to really maximize and open this up within all of our channels.

(Brian Marks):Okay. Right, thanks a lot guys, I appreciate it and congratulations again on the progress.

David Harrell:Thank you. Do we have any final questions.

Operator:Your final question comes from the line of (Shaun Marconi), private investor.

Shaun Marconi:I just want to say congrats from the court, it's really good to see you guys are making progress. I actually have a question regarding Diovan. From my understand, Diovan is now a generic, or it's moving toward a generic. I'm curious as to, you know, when Diovan initially launches the drug, they're obviously marketing it. When the drug is phasing out of the system, how does that affect your business?

David Harrell:Now, that's a very, very interesting question. So Diovan, interestingly enough, for good fortune last time I checked, it's either Diovan or Diovan-HCT is still, does not have a bio-available generic placement. What's even more interesting is clearly Lipitor does. It speaks to the value, I would suggest of what we're bringing, that the fact is that if they can retain 10% of their market at $4.00 to $5.00 per distribution, why wouldn't every brand frankly that does have a proprietary non-generic drug want to do the same?

So your point is very well recognized. We had anticipated that it would want to continue to go through, but again I think it speaks to the value that we're bringing, to help them protect even a small share, because it's extremely lucrative relative to what we are charging, and I still think it gives them the opportunity for a strong return on their investment.

(Shaun Marconi):No, it's good. And how's the integration moving along with Allscripts?

David Harrell:For the PRO, it's completed though we are now setting up the rest of the offers to begin to go live next week. And the e-prescribe obviously is continuing to run and sell.

(Shaun Marconi):And regarding your SG&A when we have talked in the past, you've kind of mentioned that your SG&A's not going to need to increase too much. What are the key people that you see yourself hiring over the next year?

David Harrell:I think we're going to need some additional account support because again, as we start to become not just a technology platform, but we're starting to get involved, even with the strategy side, we're going to really need to tighten our relationships and our strategic capabilities to be more on-site, etc., so we'd see a few more key account manager people to really support now moving towards our existing clientele rather than constant business development like we have in the future. We don't see it being very in terms of the capital requirements, but we'd see certainly one or two key people to help strengthen our existing team.

I think certainly on that level too, working with our partners in the EHRs and we see one key person from a business development likely to be needing to add at a pretty high level. But beyond that, again our infrastructure is being able to manage right now, our technology is already built out, so I don't see significant capital requirements.

(Shaun Marconi):Yeah. Well, thanks for your time and keep up the good work, and I'm looking forward to 2013.

David Harrell:Thank you guys, and thanks to everybody for their support. And if they have any questions, Craig, I don't know if you want to give -- Craig is leading, facilitating any further questions, so if Craig, if you want to give out your contact information.

Perhaps Craig is not on the line any more. But do we have Craig's...

Craig Stewart:Yes, I'm available. I can be reached at **********, which is my office in New York.

David Harrell:So thank you everybody for your taking the time, thank you for again your support and we're very, very excited about 2013, and look for our next opportunity to update you.

Operator:This concludes today's conference call.

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